EXHIBIT 10.4

SEVENTH AMENDMENT TO

MONARCH CASINO & RESORT, INC.

1993 EXECUTIVE LONG TERM INCENTIVE PLAN

THIS SEVENTH AMENDMENT (this “Seventh Amendment”) to the 1993 Executive Long Term Incentive Plan, as amended (the “Plan”) of Monarch Casino & Resort Inc., a Nevada corporation (the “Company”), was adopted by the Board of Directors of the Company on October 1, 2013.  No stockholder approval was required.

AMENDMENTS

The Plan shall be amended as follows:

2.              The language set forth under Paragraph 7.1 “Option Price” shall be omitted in its entirety and replaced with the following language:

“The price for Non-qualified Options shall be the fair market value of the Common Stock under option on the day the option is granted, which shall be an amount equal to the last reported sale price of the Common Stock on such date on the NASDAQ National Market System, or such other stock exchange on which the price of the Common Stock may be listed from time to time. The option price per share for ISOs shall be an amount equal to the price of the Common Stock under option, as determined above, unless the proposed option recipient, at the time of grant, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of Monarch or any subsidiary of Monarch. In such case, the purchase price of the shares covered by such ISO shall not be less than 110% of the fair market value per share of the Common Stock on the ISO is granted.  The option price shall be paid (i) in cash, (ii) in shares of Common Stock having a fair market value equal to such option price, (iii) with respect to Non-Qualified Options, payment through a “net exercise” such that, without the payment of any funds, the Participant may exercise the Non-Qualified Option and receive the net number of shares of Common Stock equal to (A) the number of shares as to which the Non-Qualified Option is being exercised, multiplied by (B) a fraction, the numerator of which is the fair market value per share less the exercise price per share, and the denominator of which is such fair market value per share (the number of net shares to be received shall be rounded down to the nearest whole number of shares); or (iv) any combination of the foregoing methods of payment.  The fair market value of Common Stock delivered to or withheld by the Corporation pursuant to the immediately preceding sentence shall be determined on the basis of the last reported sale price of the Common Stock on the NASDAQ National Market System on the day of exercise or, if there was no such sale price on the day of exercise, on the day next preceding the day of exercise on which there was such a sale.”

CONFLICT BETWEEN THE SEVENTH AMENDMENT AND THE PLAN

If there is a conflict between any of the provisions of this Seventh Amendment and any of the provisions of the Plan, the provisions of this Seventh Amendment shall control.

NO OTHER AMENDMENTS OR CHANGES

Except as expressly amended or modified by this Seventh Amendment, all of the terms and conditions of the Plan shall remain unchanged and in full force and effect.

GOVERNING LAW

This Seventh Amendment shall be governed by and construed in accordance with Nevada law.